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AMERICAN ITALIAN PASTA COMPANY                                         | NEWS
                                                                       |RELEASE

Contact:
Serri Helm -
Director of Investor Relations
816/584-5235
shelm@aipc.com

                         AMERICAN ITALIAN PASTA COMPANY
                                     REPORTS
                           DOUBLE DIGIT INCREASES FOR
                          QUARTER AND FISCAL YEAR 2003

--------------------------------------------------------------------------------

     o    Fourth quarter revenues up 14% to $116.9 million, operating profit up
          14% to $22.0 million, net income up 13% to $12.8 million, and diluted
          EPS up 13% to $0.69.

     o    Full year 2003 revenues up 15% to $438.8 million, net income $42.6 million after $4.9 million (pre-tax) in special charges; full year diluted EPS of $2.31 versus $2.21 last year; excluding the special charges, EPS of $2.49 up 13% over prior year.

     o    Record 2003 operating cash flow of $72.2 million exceeding capital expenditures by $31.8 million.

KANSAS CITY, MO, November 5, 2003 --- American Italian Pasta Company (NYSE:PLB)
today announced record results for the quarter and fiscal year ended October 3,
2003. Revenues for the quarter increased 14% to $116.9 million, led by 16%
revenue growth in the Retail businesses and 9% growth in the Institutional businesses. Diluted earnings per share increased 13% to $0.69 versus last year's
$0.61.

Revenues for the year increased 15% to $438.8 million and diluted earnings per share for the year were $2.31, compared to $2.21 in fiscal year 2002. Excluding acquisition related and plant start-up charges of $4.9 million ($0.18 per share)
in fiscal 2003, diluted earnings per share increased 13% to $2.49 versus last year's $2.21. Revenue growth for the year was 15% in both the Retail and
Institutional businesses.

Tim Webster, President and Chief Executive Officer said, "AIPC's quarterly business performance was excellent with double digit revenue and profit growth, a notable achievement when compared with recent food industry and category trends. We again profitably took market share in our Retail, Institutional and
International operations. Retail revenues benefited from

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AIPC
November 5, 2003

another strong quarter in private label, branded acquisitions, and our new specialty business with product additions including whole-wheat, organic and
Atkins' reduced carb products. Institutional revenues were driven by strong growth in our Ingredient business, including our expanded supply agreement with
General Mills. Revenue growth outpaced volume growth across our businesses, primarily due to changes in sales mix and higher average sales values tied to the pass through of higher durum costs and our continued focus on higher margin products.

"I'm pleased with our 14% operating profit growth during the quarter," commented
Mr. Webster. "This was achieved in spite of the impact of Fleming's bankruptcy and breakup, the impact of trade deloading at several large customers, and higher legal expenses related to litigation with a competitor over a trademark that was resolved in favor of AIPC.

"After five years of heavy capital spending on capacity and acquisitions, this pattern reflects our current emphasis on existing businesses and unleashing the cash generating potential of our current portfolio and infrastructure. In 2003, we generated $72.2 million in operating cash flow, which exceeded capital expenditures by $31.8 million. Operating cash flow exceeded capital expenditures by $12.3 million in the fourth quarter. We expect this strong cash flow improvement to accelerate in future periods.

"In reflecting on fiscal 2003, we are pleased with our accomplishments. We added three important branded businesses with Martha Gooch in the mid-West, Golden
Grain in the Pacific Northwest, and Mrs. Leeper's, allowing us to enter the high-margin specialty pasta market, which further rounds out our "one stop" New
Balance pasta offering of leading brands, private label, imported and specialties. We also made excellent progress with our Ingredient and Private
Label business units primarily by expanding business with existing customers. We successfully started up our fourth domestic manufacturing facility in Tolleson,
Arizona, which was recognized as 2003 Plant of the Year by Food Engineering
Magazine. Finally, we significantly improved our organization in sales, brand marketing and supply chain management."

Comments from our Chairman
Horst W. Schroeder added, "Fiscal 2003 was a very successful year, with strong financial results, a significant increase in cash generated from operations, and the construction of the Arizona facility. We saw demonstrable success from our
New Balance Strategy, increasing retail pasta market share, and are poised to continue creating profitable growth and increasing shareholder value. It is also pleasing to see our excellent progress in Europe with the integration and expansion of the Lensi brand. I am most pleased with the strength we have added to the organization over the past year, particularly in our sales & marketing and supply chain organizations. Maintaining organizational effectiveness is always a challenge in a rapidly-growing company, but I believe we are well-positioned for the challenges and opportunities facing the Company."

Comments and Guidance on Fiscal 2004
In the six years since our IPO, we have completed an intense phase of capital investments on capacity and geographic expansions and acquisitions totaling over
$500 million. These investments have created the industry's low cost supply chain and seized the opportunity to more than triple our volume and industry market share to over 25%. We anticipate these

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AIPC
November 5, 2003

investments will facilitate significant, profitable market share gains in the future. Our strategic focus in 2004 will be on improving returns on invested capital, optimizing and improving our existing businesses, maximizing free cash flow, and debt reduction.

We have historically guided investors with an internal growth rate target of 8 -
12%. We have just completed a rigorous review of current pasta category dynamics including the changing consumer views on carbohydrates and the expected competitive environment, and are widening that range to 6 - 14% for top and bottom line growth, until we can assess the market's response to several of our new initiatives, including the Atkins' low carb products. We have a number of exciting initiatives underway that we believe will drive continued profitable market share expansion. These goals for 2004 contemplate overcoming the 2%
"hurdle rate" we have going from 53 weeks in 2003 to 52 weeks in 2004. The first quarter of 2004 will be impacted by one less week (an inherent 4 - 5% "hurdle rate" going from 14 weeks last year to 13 weeks this year), and the unfavorable impact on Retail sales of labor strikes currently affecting several of our customers.

Specifically, with our focus on reducing new capital deployed and improving returns on capital, we expect to hold capital expenditures at approximately $20 million (a significant reduction from prior guidance). Furthermore, we expect free cash flow for debt reduction and other corporate purposes to exceed $60 million in 2004 and could be somewhat higher pending our progress in reducing net working capital investment. This would represent dramatic improvement over the $31.8 million generated in 2003.

We are progressing in determining specific financial targets and annual guidance for 2004. There are some key uncertainties (e.g., 2004 receipts under the Byrd
Amendment; the ultimate stabilization of the durum market and competitive response following the "no tariff" ruling on Canadian durum) that we expect to be resolved during the next 60 - 90 days. Once these uncertainties are clarified, we would expect to be able to provide more insights into projected
2004 results prior to issuing our first quarter results.

AIPC Honored by Forbes as One of America's Best Small Companies
For the fourth consecutive year, AIPC was honored by Forbes magazine as one of
Forbes 200 Best Small Companies in America. "This is a very nice honor, as it recognizes ongoing strong performance by the Company and the contributions of our employees," said Webster.

Conference Call and Webcast
AIPC will conduct a conference call today at 10:00 a.m. Eastern Time that will be webcast live at www.aipc.com. A webcast replay will be made available shortly after the call and will be available for 30 days.

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta
Company is the largest and the fastest-growing producer and marketer of dry pasta in North America. The Company has five plants that are strategically located in Excelsior Springs, Missouri; Columbia, South Carolina; Kenosha,
Wisconsin; Tolleson, Arizona; and Verolanuova, Italy. The Company has
approximately 721 employees located in the United States and Italy.

In this release and the accompanying Consolidated Statement of Income for the year ended October 3, 2003, we have presented fiscal 2003 EPS before acquisition-related and plant start-

AIPC
November 5, 2003

up expenses. This is a non-GAAP financial measure presented in the statement because we believe this information provides investors with the ability to better assess expected business performance following the integration period for related acquisitions and following the start-up of our new Tolleson, Arizona manufacturing facility.

The statements by the Company contained in this release regarding cash flow in future periods and Fiscal 2004 Guidance, are forward-looking and based on current expectations. Actual future results could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors, including, but not limited to, our dependence on a limited number of customers for a substantial portion of our revenue, our ability to manage rapid growth, our ability to obtain necessary raw materials and minimize fluctuations in raw material prices, the impact of the highly competitive environment in which we operate, reliance exclusively on a single product category, our limited experience in the branded retail pasta business, our ability to attract and retain key personnel, our ability to cost-effectively transport our products and the significant risks inherent in our recent international expansion. For additional discussion of the principal factors that could cause actual results to be materially different, refer to our Annual
Report on Form 10-K dated December 20, 2002, filed by the Company with the
Securities and Exchange Commission, any amendments thereto and other matters disclosed in the Company's other public filings. The Company will not update any forward-looking statements in this press release to reflect future events.

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AIPC
November 5, 2003

                         AMERICAN ITALIAN PASTA COMPANY
                        Consolidated Statements of Income
                    (in thousands, except per share amounts)

                                                       Three Months             Three Months
                                                          Ended                    Ended
                                                      October 3, 2003        September 27, 2002         % Change
                                                      ------------------ ------------------------
Revenues
    Retail                                                 $88,563                  $76,212            16.2%
    Institutional                                           28,291                   25,968             8.9%
                                                      ------------------ ------------------------
                                                           116,854                  102,180            14.4%

Cost of goods sold                                          78,423                   69,432
                                                      ------------------ ------------------------
Gross profit                                                38,431                   32,748            17.4%

                                                             32.9%                    32.0%

Selling and marketing expense                               12,525                   10,531            18.9%
General and administrative expense                           3,877                    2,804            38.3%
                                                      ------------------ ------------------------
Operating profit                                            22,029                   19,413            13.5%

                                                             18.9%                    19.0%

Interest expense, net                                        2,905                    2,176            33.5%
                                                      ------------------ ------------------------
Income before income tax expense                            19,124                   17,237            10.9%
Income tax provision                                         6,318                    5,856             7.9%
                                                      ------------------ ------------------------
Net income                                                 $12,806                  $11,381            12.5%
                                                      ================== ========================

                                                             11.0%                    11.1%
Basic Earnings Per Common Share:
                                                      ------------------ ------------------------
    Net income per common share                              $0.71                    $0.63            12.7%
                                                      ================== ========================

Weighted average common shares outstanding                  17,935                   18,015
                                                      ================== ========================

Diluted Earnings Per Common Share:
                                                      ------------------ ------------------------
   Net income per common share                               $0.69                    $0.61            13.1%
                                                      ================== ========================

Weighted average common shares outstanding                  18,639                   18,732
                                                      ================== ========================

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AIPC
November 5, 2003

                         AMERICAN ITALIAN PASTA COMPANY
                        Consolidated Statements of Income
                    (in thousands, except per share amounts)

                                                            Year                  Year
                                                            Ended                 Ended
                                                        October 3, 2003     September 27, 2002         % Change
                                                        ------------------- ---------------------
Revenues
    Retail                                                   $329,744              $286,123            15.2%
    Institutional                                             109,100                94,676            15.2%
                                                        ------------------- ---------------------
                                                              438,844               380,799            15.2%

Cost of goods sold                                            295,114               249,000
                                                        ------------------- ---------------------
Gross profit                                                  143,730               131,799             9.1%

                                                                32.8%                 34.6%

Selling and marketing expense                                  51,078                48,013             6.4%
General and administrative expense                             13,718                11,801            16.2%
Provision for acquisition and plant start-up expense            4,939                    --              N/A
                                                        ------------------- ---------------------
Operating profit                                               73,995                71,985             2.8%

                                                                16.9%                 18.9%

Interest expense, net                                          10,345                 9,315            11.1%
                                                        ------------------- ---------------------
Income before income tax expense                               63,650                62,670             1.6%
Income tax provision                                           21,017                21,371            -1.7%
                                                        ------------------- ---------------------
Net income                                                    $42,633               $41,299             3.2%
                                                        =================== =====================

                                                                 9.7%                 10.8%
Basic Earnings Per Common Share:
    Net income per common share before
       provision for acquisition and plant start-up
       expense                                                  $2.58                 $2.31            11.7%
   Provision for acquisition and plant start-up
       expense, net of tax                                       0.19                    --              N/A
                                                        ------------------- ---------------------
    Net income per common share                                 $2.39                 $2.31             3.5%
                                                        =================== =====================

Weighted average common shares outstanding                     17,833                17,879
                                                        =================== =====================

Diluted Earnings Per Common Share:
     Net income per common share before
       provision for acquisition and plant start-up
       expense                                                  $2.49                 $2.21            12.7%
   Provision for acquisition and plant start-up
       expense, net of tax                                       0.18                    --              N/A

                                                        ------------------- ---------------------
   Net income per common share                                  $2.31                 $2.21             4.5%
                                                        ==================== =======================

Weighted average common shares outstanding                     18,490                   18,695
                                                        ==================== =======================

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AIPC
November 5, 2003

                         AMERICAN ITALIAN PASTA COMPANY
                           Consolidated Balance Sheets
                    (in thousands, except per share amounts)

                                                                              October 3,   September 27,
                                                                                 2003           2002
                                                                             ---------------------------
Assets
Current assets:
    Cash and temporary investments                                               $6,465       $8,247
    Trade and other receivables                                                  51,730       46,463
    Prepaid expenses and deposits                                                12,692       11,282
    Inventory                                                                    78,760       49,720
    Deferred income taxes                                                         2,435        2,420
                                                                             ---------------------------
Total current assets                                                            152,082      118,132
Property, plant and equipment:
    Land and improvements                                                        14,867       11,061
    Buildings                                                                   132,035      103,052
    Plant and mill equipment                                                    355,767      321,527
    Furniture, fixtures and equipment                                            25,266       14,063
                                                                             ---------------------------
                                                                                527,935      449,703
    Accumulated depreciation                                                   (122,811)    (99,607)
                                                                             ---------------------------
                                                                                405,124      350,096
    Construction in progress                                                     18,996       45,844
                                                                             ---------------------------
Total property, plant and equipment                                             424,120      395,940
Other assets                                                                    194,293      126,537
                                                                             ---------------------------
Total assets                                                                   $770,495     $640,609
                                                                             ===========================

Liabilities and stockholders' equity

Current liabilities:
    Accounts payable                                                            $42,416      $21,320
    Accrued expenses                                                             18,480       11,359
    Income tax payable                                                            1,096        1,585
    Current maturities of long-term debt                                          2,554        4,279
                                                                             ---------------------------
Total current liabilities                                                        64,546       38,543
Long-term debt                                                                  300,778      258,193
Deferred income taxes                                                            61,666       46,767
Commitments and contingencies
Stockholders' equity:
    Preferred stock, $.001 par value: Authorized shares - 10,000,000                 --           --
    Class A common stock, $.001 par value: Authorized shares - 75,000,000            20           20
    Class B common stock, $.001 par value: Authorized shares - 25,000,000            --           --
    Additional paid-in capital                                                  227,234      213,671
    Treasury stock                                                             (46,585)     (34,394)
     Unearned compensation                                                        (891)        (940)
    Retained earnings                                                           164,495      121,862
    Accumulated other comprehensive loss                                          (768)      (3,113)
                                                                             ---------------------------
Total stockholders' equity                                                      343,505      297,106
                                                                             ---------------------------
Total liabilities and stockholders' equity                                     $770,495     $640,609
                                                                             ===========================

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